Exhibit 99.1

SUMMARY

This summary highlights material information about our business and about this offering of notes. This is a summary of material information contained elsewhere in this offering memorandum and is not complete and does not contain all the information you should consider before investing in the notes. For a more complete understanding of our business and this offering, you should read this entire offering memorandum, including the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and the related notes thereto, each of which are included elsewhere in this offering memorandum, as well as the pro forma financial information, which gives effect to the Merger, this offering, the New Credit Facilities, $1,750 million aggregate principal amount of 10.5% Second Lien Senior Secured Notes due 2018 (“second lien notes”) and the additional financings to fund the purchase price for the Merger and the related transactions (collectively, the “Transactions”). This summary contains forward-looking statements that involve risks and uncertainties.

Overview

We are a leading global medical technology company devoted to the discovery, development, manufacturing and marketing of innovative, high-technology therapies and products that have been designed to leverage the body’s ability to heal, thus improving clinical outcomes while helping to reduce the overall cost of patient care. We have an infrastructure designed to meet the specific needs of medical professionals and patients across all healthcare settings, including acute care hospitals, extended care organizations and patients’ homes. We are engaged in the rental and sale of our products throughout the United States and in over 20 countries worldwide. Our primary business units serve the advanced wound care, regenerative medicine and therapeutic support systems markets. For the twelve-month period ended September 30, 2011 (the “LTM period”), we generated revenue of $2,080 million.

Business Units

We have three reportable operating segments which correspond to our business units: Active Healing Solutions™ (“AHS”), Regenerative Medicine (“LifeCell”) and Therapeutic Support Systems (“TSS”). Our AHS and TSS business units are based in San Antonio, Texas and our LifeCell business unit is based in Branchburg, New Jersey.

Active Healing Solutions

Our AHS business unit, which generated 69% of our revenue during the LTM period, develops and commercializes advanced wound care therapies based on our Negative Pressure Technology Platform (“NPTP”). NPTP employs negative pressure in a variety of applications to promote wound healing through unique mechanisms of action and to speed recovery times while reducing the overall cost of treating patients with complex wounds. NPTP comprises three primary product categories: Negative Pressure Wound Therapy (“NPWT”), Negative Pressure Surgical Management (“NPSM”) and Negative Pressure Regenerative Medicine (“NPRM”).

NPWT, through our proprietary V.A.C.® Therapy portfolio, represents the primary source of our AHS revenue, accounting for more than 90% of AHS LTM period revenue. NPWT products are used in acute care and post-acute care settings (including long-term care facilities and the homecare setting) primarily for creating an environment that promotes wound healing by preparing the wound bed for closure, reducing edema, promoting granulation tissue formation and perfusion and by removing exudate and infectious materials. Since its introduction, V.A.C.® Therapy technology has changed the way wounds are treated and managed. With more published clinical evidence than any competing offering, V.A.C.® Therapy has been selected by prescribers as the treatment of choice for approximately 6,000,000 patients worldwide.

NPSM products are used in the acute care setting (operating room) primarily for (i) management of the open abdomen, as temporary bridging of the abdominal wall openings where primary closure is not possible and/or repeat abdominal entries are necessary and (ii) managing surgical incisions by maintaining a closed environment to protect the incision site from external infectious sources, removing exudate, approximating incision edges and reducing edema.

In order to broaden and diversify our NPTP revenue streams in the future, we continue to develop and commercialize new products and therapies in NPSM and plan to launch NPRM products, which are currently being developed by our research and development (“R&D”) group.

In U.S. acute care and long-term care facilities, we contract with healthcare facilities individually or through Group Purchasing Organizations (“GPOs”) and have relationships with over 85% of hospitals and over 60% of long-term care facilities. We bill these facilities directly for the rental and sale of our products. In the homecare setting, we provide products and services to patients in their homes and bill third-party payers, such as Medicare and private insurance companies, directly. For the fiscal years ended December 31, 2010, 2009 and 2008, U.S. Medicare placements accounted for 12%, 11%, and 12% of our total AHS revenue, respectively. None of our individual customers or third-party payers accounted for 10% or more of total AHS revenues for the fiscal years ended December 31, 2010, 2009 or 2008. Outside of the U.S., most of our AHS revenue is generated in the acute care setting on a direct billing basis. By geographic region, the Americas, which is comprised principally of the United States and includes Canada, Puerto Rico and Latin America, and EMEA/APAC, which is comprised principally of Europe and includes the Middle East, Africa and the Asia and the Asia Pacific region, represented 75% and 25%, respectively, of AHS revenue during the LTM period.

Regenerative Medicine

Our LifeCell business unit, which generated 18% of LTM period revenue, develops and commercializes regenerative and reconstructive acellular tissue matrices for use in reconstructive, cosmetic, orthopedic and urogynecologic surgical procedures to repair soft tissue defects. Existing products include our human-based (allograft) tissue matrices, which include AlloDerm® Regenerative Tissue Matrix (“AlloDerm”), and animal-based (xenograft) tissue matrices, which include Strattice™ Reconstructive Tissue Matrix (“Strattice”), in various configurations designed to meet the needs of patients and caregivers.

Allograft-Based Regenerative Tissue Matrix Products

Our allograft-based tissue matrices are made from donated human skin tissue processed with our non-damaging proprietary technique. Our allograft products support the repair or reinforcement of damaged or weakened tissue by providing a foundation for regeneration of healthy human soft tissue. Following transplant, these products revascularize (regenerate blood vessels) and repopulate with the patient’s cells becoming incorporated into the tissue matrix, thus providing a versatile scaffold with multiple surgical applications. Examples of applications include (i) cancer reconstruction procedures including breast reconstruction following mastectomy procedures (removal of one or both breasts), (ii) surgical repair of abdominal wall defects, to repair defects resulting from trauma, previous surgery, hernia repair, infection, tumor resection or general failure of musculofascial tissue, (iii) periodontal surgical procedures, to increase the amount of attached gum tissue supporting the teeth as an alternative to autologous connective tissue grafts (grafts in which a patient’s own tissue is transplanted from another area to the tissue repair site), and (iv) the treatment of third-degree and deep second-degree burns requiring skin grafting to replace lost skin.

Xenograft-Based Reconstructive Tissue Matrix Products

Our xenograft-based tissue matrices are made from porcine skin tissue processed with our non-damaging proprietary processing technique that removes cells and is designed to significantly reduce a component believed to play a major role in the rejection response associated with xenogeneic tissue (tissue derived from a non-human species). Similar to allograft-based products, these matrices provide a versatile scaffold for optimal remodeling into the patient’s own tissues. In addition to cancer reconstruction procedures and surgical repair of abdominal wall defects, other clinical applications of xenograft tissue matrix products include (i) challenging hernia repair, (ii) breast augmentation revisionary and mastopexy (breast lift) procedures, and (iii) reinforcement of rotator cuff, patellar, achilles, biceps, quadriceps, or other tendons.

The majority of our LifeCell revenue is generated from the clinical applications of challenging hernia repair and post-mastectomy breast reconstruction, which is generated primarily in the United States in the acute care setting on a direct billing basis. We continue efforts to penetrate markets with our other LifeCell products while developing and commercializing additional tissue matrix products and applications to expand into new markets and geographies.

By geographic region, the Americas and EMEA/APAC represented approximately 97% and 3%, respectively, of total LTM period LifeCell revenue. Our tissue matrix products are used primarily by general, plastic and reconstruction surgeons for challenging abdominal wall/hernia repair, breast reconstruction post- mastectomy, mastopexy, head and neck trauma and certain cosmetic surgical procedures. Hospitals and ambulatory surgical centers (“ASCs”) are the primary purchasers of our tissue matrix products.

Therapeutic Support Systems

Our TSS business unit, which generated 13% of LTM period revenue, rents and sells specialized therapeutic support systems, including hospital beds, mattress replacement systems, overlays and patient mobility devices. Products are classified into three primary surface categories: critical care, wound care and bariatric care. Our critical care products, typically used in intensive care units (“ICU”), are designed to address pulmonary complications associated with immobility; our wound care surfaces are used to reduce or treat skin breakdown; and our bariatric care surfaces assist caregivers in the safe and dignified handling of obese patients, while addressing complications related to immobility. We are investing in the development and commercialization of enhanced products designed to meet the needs of ICU patients and to reduce or prevent “never” events such as hospital-acquired pressure ulcers, infections developed in the hospital (nosocomial infections) and injurious falls.

By geographic region, the Americas and EMEA/APAC represented 64% and 36%, respectively, of total LTM period TSS revenue. TSS is primarily a rental focused business, with 83% of TSS LTM period revenues derived from rentals. The majority of TSS revenue comes from acute care facilities, accounting for approximately 90% of TSS LTM period revenues. We have agreements with numerous GPOs that negotiate rental and purchase terms on behalf of large groups of acute care and extended care organizations. We believe that some of our larger customers desire alternatives to rental for at least some of their business, and we continue to evaluate and offer alternative models that will meet our customers’ needs now and into the future.

Industry Overview

Advanced Wound Care

According to industry research, the worldwide market for advanced wound care is estimated to be $4.5 billion to $5.0 billion. Major segments of this market include moist wound dressings, antimicrobial dressings, active therapies and NPWT. Industry research estimates that the global NPWT segment is currently $1.5 billion and expected to grow approximately 5% to 6% annually over the next decade. Drivers of growth in the NPWT segment include favorable demographic trends, including a growing and aging population and an increasing incidence of diabetes and obesity, new product launches, international expansion and increased penetration of addressable wounds.

Regenerative Medicine

The regenerative medicine sector is rapidly growing and currently is estimated at $2.8 billion. This sector is powered by greater usage of non-autograft products, rising comorbidities, increasing awareness of treatment options in patient populations, aging baby boomers and higher investments in R&D activity.

Products include soft tissue repair solutions derived from both human (allograft) and animal (xenograft) tissues designed for use in restoring structure, function and physiology. Procedures include abdominal wall surgery (which includes ventral, open abdomen, parastomal and hiatal hernia repair), general reconstruction (which includes breast reconstruction and head and neck reconstruction), aesthetic procedures (which includes augmentation revisions and mastopexy augmentation), orthopedic procedures and urogynecological procedures (which includes pelvic floor reconstruction procedures).

Therapeutic Support Systems

The hospital bed sector, broadly defined as bed frames, surfaces, and stretchers, is currently estimated at $2.9 billion, according to industry sources. Demographic dynamics, including aging and disease state prevalence, and an increasing focus on the prevention of hospital-acquired pressure ulcers, nosocomial infections and caregiver injury are key drivers in this sector. Primary products include specialty hospital beds, mattress replacement systems and patient mobility solutions used across major care settings. Units are typically rented, although also sold, to acute care and long-term acute care providers.

Our Competitive Strengths

We believe we have the following competitive strengths:

Innovation and Commercialization

We have a successful track record spanning over 30 years in commercializing novel technologies that change the clinical practice of medicine by addressing the critical unmet needs of clinicians, restoring the well-being of their patients and helping to reduce the overall cost of patient care. We seek to provide novel, clinically-efficacious solutions and treatment alternatives that increase patient compliance, enhance clinician performance and ease-of-use and ultimately improve healthcare outcomes. We leverage our scientific depth, clinical know-how and market experience, and we manage an active research and development program in all three of our businesses in support of our development and commercialization efforts. On account of this commitment, we believe we will be able to generate 50% of revenue from products launched or applications developed since 2008, and we are targeting 4 to 6 new products, platforms or applications each year through 2014.

Product Differentiation and Superior Clinical Efficacy

We differentiate our portfolio of products by providing effective therapies, supported by a clinically-focused and highly-trained sales and service organization, which combine to produce clinically-proven, superior outcomes. The superior clinical efficacy of our products is supported by an extensive collection of published clinical studies, peer-reviewed journal articles and textbook citations, which aid adoption by clinicians.

In our AHS business, we successfully distinguish our NPWT products from competing offerings through unique marketing claims that have been cleared by the U.S. Food and Drug Administration (“FDA”). These unique claims mirror our novel mechanisms of actions with respect to the creation of an environment that promotes wound healing through the reduction of edema and promotion of granulation tissue formation and perfusion, ultimately preparing the wound bed for closure.

In our LifeCell business, we differentiate our products through clinically-proven performance demonstrating tissue acceptance, cell recruitment and incorporation, revascularization and angiogenesis and finally tissue remodeling and regeneration. Our proprietary tissue processes minimize the potential for specific rejection of transplanted tissue matrices, and our products offer improved ease-of-use while reducing the risk of complications, including adhesions to the implant.

In our TSS business, we have successfully differentiated our critical care products with clinical data showing the benefits of our Kinetic Therapy™ surfaces in the reduction of ventilator acquired pneumonia. We have also developed and commercialized our RotoProne™ product, the only ICU therapeutic surface to provide 360 degrees of rotation, essential automated proning therapy for patients with acute respiratory distress syndrome (“ARDS”) and other severe pulmonary conditions associated with immobility. Through our commitment to innovation and diversification, we are well positioned to continue differentiating our products through demonstrated superior clinical efficacy.

Broad Reach and Customer Relationships

Our worldwide sales organization, consisting of approximately 2,100 associates, has fostered strong relationships with prescribers (over 100,000), patients, caregivers and payers over the past three decades by providing a high degree of clinical support and consultation along with our extensive education and training programs.

Because our products address the critical needs of patients who seek treatment in numerous locations where care is provided, we have built a broad and diverse customer network across all healthcare settings and among a wide variety of clinicians and specialized surgeons. We have strong relationships with over 30,000 facilities worldwide, including acute care hospitals, long-term care facilities, skilled nursing facilities, home healthcare agencies and wound care clinics in the United States. Additionally, our LifeCell sales representatives interact with plastic surgeons, general surgeons, head and neck surgeons, trauma/acute care surgeons and others regarding the use and potential benefits of our tissue matrix products. As we continue to innovate our product portfolio and diversify our business, we plan to leverage our customer relationships to advance the commercialization of essential therapies to patients and caregivers worldwide.

Strong Market Leadership Positions in Core Businesses

Our AHS business unit maintains the leading share in the $1.5 billion global NPWT segment. Our V.A.C.® Therapy devices were the first commercialized products in this category. As the pioneer in this area, we have amassed a wealth of clinical data supporting the efficacy of V.A.C.® Therapy products. Furthermore, our LifeCell division holds a leading share in the U.S. Regenerative Medicine breast reconstruction and challenging hernia repair segments. Acquired in 2008, LifeCell posted over 19% annual revenue growth in the fiscal year ended December 31, 2010. In addition to our strong market positioning in the U.S. market, we have demonstrated growth in new segments and geographies, and we are shifting towards a more global revenue base.

Reimbursement Expertise

During the commercialization process for all of our therapies and products, we dedicate substantial resources to seeking and obtaining reimbursement from third-party payers in each of the countries where we operate. This process requires demonstration of clinical efficacy, determination of economic value and obtaining appropriate pricing and reimbursement for each product offering, which is critical to the commercial success of our products. We have also developed a core competency in post-commercialization reimbursement systems, which enables us to efficiently manage our collections and accounts receivable with third-party payers. Our focus on reimbursement provides us with an advantage both in product development and in the responsible management of our working capital. In addition, our expertise in reimbursement is a valuable skill for geographic and end market expansion efforts as demonstrated by our recent successes in Japan and in the post-acute care markets in the U.K. and Germany.

Extensive Service Center Network

With a network of 111 domestic and 57 international service centers, we are able to rapidly deliver, manage and service our products at major hospitals in the U.S., Canada, Australia, New Zealand, Singapore, South Africa, and most major European countries. We have approximately 1,600 service associates and 1,100 customer service representatives serving our customers globally. This network gives us the ability to deliver products to any major Level I U.S. trauma center rapidly. This extensive network and capability are critical to securing contracts with national GPOs and allows us to directly and efficiently serve the homecare market. The network also provides a platform for the introduction of additional products in one or more care settings.

Strong and Stable Cash Flow

Due to our size, scale and stable business attributes, we have been able to generate robust revenues and EBITDA, which combined with superior cash flow conversion have translated into a strong free cash flow profile, enabling us to pay down debt and rapidly delever following transformational events. As a testament to the strength of our cash flow generating abilities, in the midst of the very weak economic conditions of 2008 to 2010, we successfully reduced our leverage ratio (based on reported EBITDA) from 3.0x at the closing of the acquisition of LifeCell in 2008 to 1.9x as of 2010 year end.

Our Business Strategy

We are committed to consistently generating superior clinical outcomes for patients and caregivers using our products and therapies. Our differentiated products, competencies and know-how continue to drive trust and recognition of superior performance among our customers, which we believe translates into strong stakeholder value. We intend to execute on our strategic vision of sustaining leadership positions in each of our businesses by delivering unparalleled outcomes with compelling economic value for our customers and focusing on innovation, globalization and diversification. We are also focused on organizational readiness and are working to enhance our business processes and management systems through a corporate global business transformation initiative to enable us to effectively and efficiently carry out our strategic vision. Key components of our business strategy are outlined below.

Innovation

We focus on our core technologies as platforms for growth through the development of new products and clinical data. In our AHS business, we plan to leverage our highly successful NPWT franchise, now with its fourth generation V.A.C.® Therapy System, into a more expansive NPTP portfolio based on the successful development and commercialization of next generation NPWT systems and dressings as well as new NPSM and NPRM products to diversify our AHS revenue in the future. In our LifeCell business, we are investing in advanced technologies in tissue engineering, genetically-modified animals, and new tissue types to address unmet clinical needs and to improve outcomes through regenerative medicine. In our TSS business, we are investing in the development and commercialization of enhanced products designed to meet the needs of ICU patients and to reduce or prevent “never” events such as hospital-acquired pressure ulcers, nosocomial infections and injurious falls. Over the long term, we plan to continue to make significant investments in innovation to strengthen our competitive position in the markets we serve.

Globalization

We endeavor to increase penetration in existing geographic markets while we expand availability of our product offerings in new countries. Currently, the majority of our revenue from each of our business units is generated in the Americas, while we have notable operations in Europe, Middle East and Africa (“EMEA”) and the Asia Pacific (“APAC”) regions. In our AHS business, we entered the Japan market in April 2010 with our core NPWT product, the V.A.C.® Therapy System and related disposables. In other countries, we have identified several opportunities for our NPWT products that may be best served initially by distributors. During the second half of 2010, we also launched NPWT products commercially in China and India. Since 2009, LifeCell has successfully introduced Strattice into thirteen European countries. Our TSS business currently operates primarily in North America and Europe, and we are evaluating opportunities for further geographic expansion.

Diversification

Beyond expanding our product offerings and revenue streams through innovation and globalization, we plan to seek additional opportunities to diversify our business through continued technology licensing and strategic acquisitions. We intend to build on the leadership positions held by our businesses through the evaluation and investment in adjacent or enabling technologies and synergistic growth opportunities, supplementing our continued organic innovation efforts.

Organizational Readiness

In an effort to implement our long-term strategy, our management team is focused on organizational readiness, with a goal of improved operations and management systems which transform us into a more agile, progressive and global enterprise. We are currently undertaking a global business transformation initiative designed to identify and implement efficiencies in our systems and operations through standardization and automation that translate into reduced costs and more effective decision-making. As a result of ongoing improvements to our manufacturing operations through improved sourcing and automation, as well as global consolidation of certain shared services, we look forward to substantial and permanent cost reductions by the end of 2012. We are also making significant progress in the rationalization of our service center and distribution infrastructure for our AHS and TSS businesses, yielding additional cost savings. As we improve our operations and management systems over time, we will continue to look for new opportunities to augment our business processes and make infrastructure enhancements to improve our efficiency and agility as a company.

Recent Developments

On November 3, 2011, we and a consortium comprised of investment funds advised by Apax Partners (“Apax”), and controlled affiliates of Canada Pension Plan Investment Board (“CPPIB”) and the Public Sector Pension Investment Board (“PSP Investments,” and together with Apax and CPPIB, the “Sponsors”) announced the completion of discussions regarding a retention and compensation program for our executive management following the Merger. In connection with these discussions, Catherine M. Burzik has agreed to continue serving as President, CEO and Director through June 30, 2012. Ms. Burzik plans to transition her responsibilities to new leadership during 2012 before moving on to future opportunities.

The Transactions

On July 12, 2011, KCI entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Holdings and Merger Sub. Pursuant to the Merger Agreement, Merger Sub will merge with and into KCI, with KCI surviving the Merger as a wholly owned subsidiary of Holdings. Holdings is owned by the Sponsors. KCI’s board of directors unanimously approved the Merger Agreement.

The Sponsors expect to finance the Merger, refinance certain existing debt of KCI and pay related fees and expenses with (i) approximately $4,800 million aggregate principal amount of funded debt financing consisting of borrowings under the New Credit Facilities, the issuance of the notes offered hereby and $1,750 million aggregate principal amount of second lien notes and (ii) approximately $1,759 million of equity contribution from the Sponsors. For a more complete description of the Transactions, see “The Transactions,” “Use of Proceeds,” “Description of Certain Indebtedness” and “Description of Senior Notes.”

Summary Historical and Pro Forma Financial and Other Data

The following table presents our summary historical and pro forma financial information as of and for the periods presented. The summary historical financial information as of December 31, 2009 and 2010 and for the years ended December 31, 2008, 2009 and 2010 have been derived from our audited financial statements included elsewhere in this offering memorandum. However, certain of the summary historical financial information as of December 31, 2008 has been derived from our audited financial statements not included in this offering memorandum. The summary historical financial information for the nine months ended September 30, 2010 and as of and for the nine months ended September 30, 2011 have been derived from our unaudited financial statements included elsewhere in this offering memorandum. The summary historical financial information as of September 30, 2010 has been derived from our unaudited financial statements not included in this offering memorandum. In the opinion of management, such unaudited financial information reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.

The summary unaudited pro forma financial information gives effect to the Transactions as if they had occurred on January 1, 2010 for purposes of the unaudited pro forma condensed combined statements of operations and on September 30, 2011 with respect to the unaudited pro forma condensed combined balance sheet information. The pro forma adjustments related to the Transactions are preliminary and based upon information obtained to date and assumptions that we believe are reasonable. The actual adjustments will be made as of the closing date of the Transactions and may differ from those reflected in the summary unaudited pro forma financial information presented below. Such differences may be material.

The unaudited pro forma financial information is for illustrative and informational purposes only and does not purport to represent or be indicative of what our financial condition or results of operations would have been had the Transactions occurred on such dates. See “The Transactions.” The unaudited pro forma financial information should not be considered representative of our future financial condition or results of operations.

You should read this information together with the information included under the headings “Non-GAAP Financial Measures,” “Risk Factors,” “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Selected Historical Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical financial statements and related notes included elsewhere in this offering memorandum.

	Fiscal Year Ended December 31,			Nine Months Ended September 30,		Pro Forma Twelve Months Ended September 30,
(dollars in thousands)	2008(1)	2009	2010	2010 (unaudited)	2011 (unaudited)	2011 (unaudited)
Statement of Operations Data:
Rental	$1,199,778	$1,178,138	$1,140,568	$852,045	$837,149	$1,125,672
Sales	678,131	814,506	877,184	638,240	715,236	954,180

Total revenue	1,877,909	1,992,644	2,017,752	1,490,285	1,552,385	2,079,852
Rental expenses(2)	693,103	640,346	625,277	464,606	433,634	663,437
Cost of sales	218,503	244,784	250,253	184,782	185,062	250,533

Gross profit(2)	966,303	1,107,514	1,142,222	840,897	933,689	1,165,882
Selling, general and administrative expenses(2)	455,380	532,308	568,166	422,103	452,377	587,163
Research and development expenses	75,839	92,088	90,255	67,375	68,124	91,004
Acquired intangible asset amortization	25,001	40,634	37,426	28,570	26,567	98,233
In-process research and development	61,571	—	—	—	—	—

Operating earnings	348,512	442,484	446,375	322,849	386,621	389,482
Interest income and other	6,101	819	851	544	766	6
Interest expense	(80,753)	(104,918)	(87,053)	(67,360)	(55,311)	(474,750)
Foreign currency gain (loss)	1,308	(4,004)	(4,500)	(3,119)	(2,142)	(3,523)

Earnings (loss) before income taxes	275,168	334,381	355,673	252,914	329,934	(88,785)
Income tax expense (benefit)	108,724	105,679	99,589	70,823	89,365	(60,395)

Net earnings (loss)	$166,444	$228,702	$256,084	$182,091	$240,569	$(28,390)

Balance Sheet Data (at end of period):

Cash and cash equivalents	$247,767	$263,157	$316,603	$263,297	$656,793	$109,134
Working capital	405,205	417,327	512,388	464,246	932,430	561,956
Net property, plant and equipment	303,799	296,055	271,063	269,581	299,037	477,494
Total assets	3,003,452	3,038,565	3,075,999	3,015,244	$3,407,690	8,390,677
Total debt(3)	1,515,776	1,306,493	1,105,062	1,137,251	1,124,079	4,686,175
Total shareholders’ equity	903,370	1,177,471	1,483,079	1,398,118	1,784,182	1,688,499

Statement of Cash Flow Data:

Cash flows provided by (used in):
Operating activities	$427,131	$387,521	$352,721	$233,115	$423,160
Investing activities	(1,887,235)	(152,918)	(93,932)	(61,559)	(113,983)
Financing activities	1,449,209	(221,417)	(204,202)	(170,932)	31,738
Purchases of property, plant and equipment	(131,283)	(103,289)	(85,883)	(63,255)	(89,029)

	Fiscal Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30,
	2008(1)	2009	2010	2010	2011	2011
Other Financial Data:
(unaudited)

Adjusted EBITDA(4)	$718,369	$728,098	$752,475	$555,271	$547,032	$744,236
Cash interest expense	54,700	70,007	53,281	35,894	23,752	41,139

(1)	Amounts include the impact of our acquisition of LifeCell Corporation in May 2008.
(2)	Shared-service support costs associated with our international subsidiaries of $27.1 million and $22.0 million for fiscal years 2009 and 2008, respectively, have been reclassified from rental expenses to selling, general and administrative expenses to conform to the 2010 presentation. For additional information on the shared-service support costs reclassification, see Note 1(a) of the Notes to Consolidated Financial Statements.
(3)	Total debt equals current and long-term debt, net of discount if applicable and capital lease obligations.
(4)	Adjusted EBITDA for the twelve months ended September 30, 2011 does not include a pro forma adjustment for the impact of unrealized Global Business Transformation (“GBT”) savings expected to be achieved by the end of 2012, which was estimated at $48 million as of June 30, 2011. EBITDA, a measure used by management to evaluate operating performance, is defined as net income excluding discontinued operations, net of tax, plus net interest expense, income tax expense, and depreciation and amortization. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to income from continuing operations or net income as a measure of operating performance or cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Our presentation of EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes items that are outside management’s immediate control and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, tax jurisdictions in which companies operate and capital investments. Management uses non-GAAP financial measures to supplement, and not as a substitute for, GAAP results to provide a more complete understanding of the factors and trends affecting the business.

Adjusted EBITDA is defined as EBITDA further adjusted to exclude restructuring, legal settlement and merger and acquisition costs and other adjustments set forth below. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about certain material non-cash items, unusual items that we do not expect to continue at the same level in the future, net cost savings projected to be realized as a result of initiatives taken by management, and the KCI acquisition.

Because not all companies use identical calculations, our presentation of EBITDA and Adjusted EBITDA may not be comparable to other similarly-titled measures of other companies.

The following table provides a reconciliation from our net earnings (as reported) to EBITDA and Adjusted EBITDA:

	Fiscal Year Ended December 31,			Twelve Months Ended September 30, 2011
(dollars in millions) (unaudited)	2008	2009	2010
Net earnings	$166.4	$228.7	$256.1	$314.6
Interest expense, net	74.7	104.1	86.2	73.9
Income tax expense	108.7	105.7	99.6	118.1
Depreciation and amortization	133.6	155.9	156.5	143.6
Share based compensation	26.3	32.5	32.8	32.3
Provision for bad debt	10.6	10.2	10.6	11.9
Restructuring charges including Global Business Transformation	9.3	9.4	5.3	2.1
TSS product portfolio rationalization	—	—	7.4	—
Other adjustments(a)	(9.5)	(12.6)	(3.6)	(6.1)
In-process LifeCell research and development	61.6	—	—	—
Expense from LifeCell inventory step-up	15.0	—	—	—

EBITDA	$596.7	$633.9	$650.9	$690.4
Wake Forest royalty expense(b)	94.2	86.7	92.1	39.3
LifeCell pre-acquisition results	27.5	—	—	—
Merger-related expenses(c)	—	—	—	7.2
GBT implementation expense(d)	—	7.5	9.5	7.3

Adjusted EBITDA	$718.4	$728.1	$752.5	$744.2

(a)	Other adjustments include the following:

	Fiscal Year Ended December 31,			Twelve Months Ended September 30, 2011
(dollars in millions)	2008	2009	2010
Amortization of loan issuance costs included in interest expense and D&A	$(7.0)	$(12.1)	$(10.3)	$(7.6)
Unrealized foreign currency transactional (gain) loss	(4.1)	(1.3)	5.8	1.4
Other miscellaneous	1.6	0.8	0.9	0.1

Total other adjustments	$(9.5)	$(12.6)	$(3.6)	$(6.1)

(b)	We ceased accruing royalty expense related to our previously-existing license agreement with Wake Forest on February 28, 2011.
(c)	Represents expenses incurred through September 30, 2011 related to the Merger.
(d)	Represents labor, travel, training, consulting and other costs associated exclusively with the implementation of our GBT program.

USE OF PROCEEDS

The following table summarizes the estimated sources and uses of proceeds in connection with the Transactions, assuming the Transactions occurred on September 30, 2011. The actual amounts set forth in the table and in the accompanying footnotes are subject to adjustment and may differ at the time of the consummation of the Transactions depending on several factors, including differences from our estimation of fees and expenses. You should read the following together with the information included under the headings “The Transactions” and “Unaudited Pro Forma Condensed Consolidated Financial Information” included elsewhere in this offering memorandum.

Sources of Funds	Amount	Uses of Funds	Amount
	(in millions)		(in millions)
New Term Loan Facility(1)	$2,300	Purchase of KCI Equity Interests(5)	$5,192
New Revolving Credit Facility(1)	—	Refinance Net Debt(6)	982
Second Lien Notes(2)	1,750	Fees, expenses and original issue discount(7)	385
Senior Notes offered hereby(3)	750
Equity contribution from Sponsors(4)	1,759

Total sources	$6,559	Total uses	$6,559

(1)	The New Credit Facilities are expected to provide for an aggregate maximum borrowing of approximately $2,500 million equivalent including (i) first lien term loans with a six-and-a-half-year maturity in an aggregate amount of $1,630 million (the “New Dollar Term B-1 Facility”), (ii) first lien term loans with a six-and-a-half-year maturity in an aggregate amount of €250 million (the “New Euro Term B-1 Facility” and, together with the New Dollar Term B-1 Facility, the “New Term B-1 Facility”), (iii) first lien term loans with a five-year maturity in an aggregate amount of $325 million (the “New Term B-2 Facility” and, together with the New Term B-1 Facility, the “New Term Loan Facility”) and (iv) the New Revolving Credit Facility with a five-year maturity, providing for up to $200 million of revolving extensions of credit outstanding at any time (including revolving loans, swingline loans and letters of credit), excluding original issue discount. See “Description of Certain Indebtedness.”
(2)	Upon closing of the Transactions, we will issue $1,750 million aggregate principal amount of 10.5% second lien notes, excluding original issue discount. See “Description of Certain Indebtedness—Second Lien Notes.”
(3)	Represents the aggregate principal amount of the senior notes, excluding offering discount.
(4)	Represents the approximate equity contribution to be made by investment funds advised by Apax Partners and controlled affiliates of Canada Pension Plan Investment Board and the Public Sector Pension Investment Board.
(5)	Reflects the total consideration to be paid to holders of all of the issued and outstanding shares of KCI’s common stock and the settlement of unvested restricted stock awards and restricted stock units and vested and unvested stock options in the Transactions.
(6)	Reflects $529 million of Existing Term Loan A, plus $690 million aggregate principal of 3.25% Convertible Senior Notes due 2015 (the “Convertible Notes”), plus $231 million of premium on Convertible Notes based on share price of $68.50 per share, plus $86 million make-whole premium on Convertible Notes, plus accrued interest on Convertible Notes of $10 million, minus $657 million of cash on hand (aggregate cash as of September 30, 2011), plus cash needed for working capital minus potential proceeds from net settlement of the Convertible Notes bond hedge and warrant transactions.
(7)	Reflects our estimate of costs and expenses associated with the Transactions, including placement, initial purchaser discounts and other financing fees, advisory fees, sponsor fees and other transactions costs and professional fees.

CAPITALIZATION

The following table sets forth our unaudited consolidated cash and cash equivalents and capitalization as of September 30, 2011 on:

•	an actual basis; and

•	a pro forma basis, after giving effect to the Transactions.

The information in this table is presented and should be read in conjunction with the information under “The Transactions,” “Use of Proceeds,” “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Selected Historical Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Certain Indebtedness” and the historical financial statements and related notes included elsewhere in this offering memorandum.

	As of September 30, 2011
(dollars in millions)	Actual	Pro forma
Cash and cash equivalents(1)	$657	$109

Debt:
Existing Term Loan A	$529	$—
New Term Loan Facility(2)	—	2,300
New Revolving Credit Facility(2)	—	—
Second lien notes(3)	—	1,750
Less: original issue discount on New Term Loan Facility and the second lien notes	—	(114)

Total secured debt	529	3,936
3.25% Convertible Senior Notes due 2015(4)	690	—
Less: Convertible Notes Discount, net of accretion(4)	(95)	—
Senior notes offered hereby(5)	—	750

Total debt	1,124	4,686

Total shareholders’ equity(6)	1,784	1,688

Total capitalization	$2,908	$6,374

(1)	Pro forma cash and cash equivalents as of September 30, 2011 do not reflect any changes in such amounts since that date.
(2)	The New Credit Facilities will provide for an aggregate maximum borrowing of approximately $2,500 million equivalent including (i) the New Dollar Term B-1 Facility in an aggregate amount of $1,630 million, (ii) the New Euro Term B-1 Facility in an aggregate amount of €250 million, (iii) the New Term B-2 Facility in an aggregate amount of $325 million and (iv) the New Revolving Credit Facility with a five-year maturity, providing for up to $200 million of revolving extensions of credit outstanding at any time (including revolving loans, swingline loans and letters of credit), excluding original issue discount.
(3)	The second lien notes will consist of $1,750 million aggregate principal amount of 10.5% second lien notes, excluding original issue discount. See “Description of Certain Indebtedness—Second Lien Notes.”
(4)	Represents the principal amount of 3.25% Convertible Senior Notes due 2015 and the related discount balance.
(5)	Represents the principal amount of senior notes offered hereby, excluding original issue discount.
(6)	Reflects equity contribution from the Sponsors of $1,759 million less estimated after—tax non-capitalizable transaction costs charged to equity of $71 million.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following pro forma condensed combined financial information has been developed by applying pro forma adjustments to the individual historical audited and unaudited consolidated financial statements of KCI included elsewhere in this offering memorandum. The unaudited condensed combined balance sheet has been prepared giving effect to the Transactions as if they had been completed on September 30, 2011. The unaudited pro forma condensed combined statements of operations of KCI are presented to show how KCI might have looked if the Transactions had occurred on January 1, 2010.

The unaudited pro forma condensed combined financial information includes unaudited pro forma adjustments that are factually supportable and directly attributable to the Merger. In addition, with respect to the unaudited pro forma condensed combined financial information, the unaudited pro forma adjustments are expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information was prepared in conformity with accounting principles generally accepted in the United States (“GAAP”) in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805—Business Combinations and are based on KCI’s historical audited financial statements for the year ended December 31, 2010 and KCI’s historical unaudited financial statements for the nine months ended September 30, 2011 and 2010 and for the twelve months ended September 30, 2011.

The unaudited pro forma condensed combined financial information includes the presentation of the unaudited pro forma condensed combined statement of operations for the twelve months ended September 30, 2011 (the “Pro Forma LTM Period”). The Pro Forma LTM Period is calculated as follows: (i) the unaudited condensed combined statement of operations for the year ended December 31, 2010; plus (ii) the unaudited condensed combined statement of operations for the nine months ended September 30, 2011; less (iii) the unaudited condensed combined statement of operations for the nine months ended September 30, 2010; and (iv) adjusted for the appropriate pro forma adjustments for the twelve month period ended September 30, 2011.

The unaudited pro forma condensed combined statements of operations do not include the following non-recurring items: (i) transaction costs associated with the Merger that are no longer capitalized as part of the acquisition; (ii) the write-off of previous debt issuance costs; (iii) the impact of the change in fair value of inventory on continuing gross profits; and (iv) the additional expense associated with accelerated vesting of share-based compensation.

For purposes of preparing the unaudited pro forma condensed combined financial information, the Merger has been accounted for using the acquisition method of accounting which is based on ASC 805 which requires recognition and measurement of all identifiable assets acquired and liabilities assumed at their full fair value as of the date control is obtained. The preliminary valuation of the tangible and identifiable intangible assets acquired and liabilities assumed was used by management to prepare the unaudited condensed combined financial information, however the pro forma information presented will be revised based upon management’s final analysis, with the assistance of valuation advisors, and the resolution of purchase price adjustments will be completed as additional information becomes available as of the closing date of the Merger. Such final adjustments, including changes to amortizable tangible and intangible assets, may be material.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma condensed combined financial information is presented for informational purposes only. The unaudited pro forma condensed combined financial information does not purport to represent what our results of operations or financial condition would have been had the Transaction actually occurred on the dates indicated, nor do they purport to project our results of operations or financial condition for any future period or as of any future date. The unaudited pro forma condensed combined financial information should be read in conjunction with the information included under the headings “Summary—Summary Historical and Pro Forma Financial and Other Data,” “The Transactions,” “Selected Historical Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements of KCI included elsewhere in this offering memorandum. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma condensed combined financial information.

Kinetic Concepts, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of September 30, 2011

(in thousands)

	September 30, 2011	Pro Forma Adjustments		Pro Forma September 30, 2011
Current assets:
Cash and cash equivalents	$656,793	$(547,660	)(a)	$109,133
Accounts receivable, net	404,004	—		404,004
Income tax receivable	—	92,597	(b)	92,597
Inventories, net	160,833	44,000	(c)	204,833
Deferred income taxes	28,140	25,649	(b)	53,789
Prepaid expenses and other	31,651	—		31,651

Total current assets	1,281,421	(385,414)		896,007

Net property, plant and equipment	299,037	178,457	(c)	477,494
Debt issuance costs, net	29,769	91,803	(d)	121,572
Deferred income taxes	20,643	—		20,643
Goodwill	1,328,881	1,956,529	(e)	3,285,410
Identifiable intangible assets, net	432,388	3,141,612	(c)	3,574,000
Other non-current assets	15,551	—		15,551

	3,407,690	4,982,987		8,390,677

Current liabilities:
Accounts payable	38,171	—		38,171
Accrued expenses and other	259,025	(10,439	)(a)	248,586
Current installments of long-term debt	27,500	(4,500	)(f)	23,000
Income taxes payable	24,295	—		24,295

Total current liabilities	348,991	(14,939)		334,052

Long-term debt, net of current installments and discount	1,096,416	3,566,567	(f)	4,662,983
Non-current tax liabilities	38,007	—		38,007
Deferred income taxes	137,909	1,527,042	(b)	1,664,951
Other non-current liabilities	2,185	—		2,185

Total liabilities	1,623,508	5,078,670		6,702,178

Shareholders’ equity	1,784,182	(95,683	)(g)	1,688,499

	$3,407,690	$4,982,987		$8,390,677

Kinetic Concepts, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Year ended December 31, 2010

(in thousands)

	Year Ended December 31, 2010	Pro Forma Adjustments		Pro Forma Year Ended December 31, 2010
Revenue:
Rental	$1,140,568	$—		$1,140,568
Sales	877,184	—		877,184

Total revenue	2,017,752	—		2,017,752

Rental expenses	625,277	98,071	(h)	723,348
Cost of sales	250,253	—		250,253

Gross profit	1,142,222	(98,071)		1,044,151

Selling, general and administrative expenses	568,166	(9,158	)(i)	559,008
Research and development expenses	90,255	—		90,255
Acquired intangible asset amortization	37,426	60,807	(i)	98,233

Operating earnings	446,375	(149,720)		296,655

Interest income and other	851	(844	)(j)	7
Interest expense	(87,053)	(393,284	)(k)	(480,337)
Foreign currency loss	(4,500)	—		(4,500)

Earnings (loss) before income taxes	355,673	(543,848)		(188,175)
Income tax expense (benefit)	99,589	(188,129	)(b)	(88,540)

Net earnings (loss)	$256,084	$(355,719)		$(99,635)

Kinetic Concepts, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Nine months ended September 30, 2010

(in thousands)

	Nine Months Ended September 30, 2010	Pro Forma Adjustments		Pro Forma Nine Months Ended September 30, 2010
Revenue:
Rental	$852,045	$—		$852,045
Sales	638,240	—		638,240

Total revenue	1,490,285	—		1,490,285

Rental expenses	464,606	77,170	(h)	541,776
Cost of sales	184,782	—		184,782

Gross profit	840,897	(77,170)		763,727

Selling, general and administrative expenses	422,103	(6,702	)(i)	415,401
Research and development expenses	67,375	—		67,375
Acquired intangible asset amortization	28,570	45,105	(i)	73,675

Operating earnings	322,849	(115,573)		207,276

Interest income and other	544	(543	)(j)	1
Interest expense	(67,360)	(293,417	)(k)	(360,777)
Foreign currency loss	(3,119)	—		(3,119)

Earnings (loss) before income taxes	252,914	(409,533)		(156,619)
Income tax expense (benefit)	70,823	(141,731	)(b)	(70,908)

Net earnings (loss)	$182,091	$(267,802)		$(85,711)

Kinetic Concepts, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Nine months ended September 30, 2011

(in thousands)

	Nine Months Ended September 30, 2011	Pro Forma Adjustments		Pro Forma Nine Months Ended September 30, 2011
Revenue:
Rental	$837,149	$—		$837,149
Sales	715,236	—		715,236

Total revenue	1,552,385	—		1,552,385

Rental expenses	433,634	48,232	(h)	481,866
Cost of sales	185,062	—		185,062

Gross profit	933,689	(48,232)		855,457

Selling, general and administrative expenses	452,377	(8,821	)(i)	443,556
Research and development expenses	68,124	—		68,124
Acquired intangible asset amortization	26,567	47,108	(i)	73,675

Operating earnings	386,621	(86,519)		300,102

Interest income and other	766	(766	)(j)	—
Interest expense	(55,311)	(299,879	)(k)	(355,190)
Foreign currency loss	(2,142)	—		(2,142)

Earnings (loss) before income taxes	329,934	(387,164)		(57,230)
Income tax expense (benefit)	89,365	(132,129	)(b)	(42,764)

Net earnings (loss)	$240,569	$(255,035)		$(14,466)

Kinetic Concepts, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Twelve months ended September 30, 2011

(in thousands)

	Twelve Months Ended September 30, 2011	Pro Forma Adjustments		Pro Forma Twelve Months Ended September 30, 2011
Revenue:
Rental	$1,125,672	$—		$1,125,672
Sales	954,180	—		954,180

Total revenue	2,079,852	—		2,079,852

Rental expenses	594,305	69,132	(h)	663,437
Cost of sales	250,533	—		250,533

Gross profit	1,235,014	(69,132)		1,165,882

Selling, general and administrative expenses	598,440	(11,277	)(i)	587,163
Research and development expenses	91,004	—		91,004
Acquired intangible asset amortization	35,423	62,810	(i)	98,233

Operating earnings	510,147	(120,665)		389,482

Interest income and other	1,073	(1,067	)(j)	6
Interest expense	(75,004)	(399,746	)(k)	(474,750)
Foreign currency gain	(3,523)	—		(3,523)

Earnings (loss) before income taxes	432,693	(521,478)		(88,785)
Income tax expense (benefit)	118,131	(178,526	)(b)	(60,395)

Net earnings (loss)	$314,562	$(342,952)		$(28,390)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1—Basis of Presentation

KCI has entered into a merger agreement with a consortium of funds advised by Apax, together with controlled affiliates of CPPIB and PSP Investments.

The purchase price for the Merger is estimated as listed below. The purchase price will be allocated to the fair value of KCI’s assets acquired and liabilities assumed. The pro forma purchase price allocated below has been developed based on preliminary estimates of fair value using the historical financial statements of KCI as of September 30, 2011. In addition, the allocation of the purchase price to acquired identifiable assets and assumed liabilities is based on the preliminary valuation of the tangible and identifiable intangible assets acquired and liabilities assumed used by management to prepare the unaudited pro forma condensed combined financial information. However, the pro forma information will be revised based upon management’s final analyses, with the assistance of valuation advisors, as additional information becomes available as of the closing date of the Merger. Such final purchase price adjustments, including changes to amortizable tangible and intangible assets, may be material. The preliminary purchase price and purchase price allocation are presented as follows:

(in thousands)
Preliminary Purchase Price	$6,064,867
Preliminary Purchase Price Allocation:
Tangible assets acquired:
Current assets	$765,520
Property, plant and equipment, net	477,494
Other non-current assets	36,194

Total tangible assets acquired	1,279,208

Identifiable intangible assets acquired	3,574,000
Current liabilities assumed	(311,052)
Estimated closing costs of KCI	(57,556)
Long-term liabilities	(1,705,143)

Total assets acquired in excess of liabilities assumed	2,779,457
Goodwill	3,285,410

Total purchase price	$6,064,867

We have determined that goodwill arising from the acquisition will not be deductible for tax purposes.

Note 2—Pro Forma Adjustments and Assumptions

Adjustments included in the column under the heading “Pro Forma Adjustments” are related to the following:

(a)	Represents the net change in cash, calculated as follows:

(in thousands)
Equity contribution from the Sponsors	$1,759,000
Proceeds from the second lien notes(1)	1,750,000
Proceeds from the notes offered hereby(2)	750,000
Proceeds from New Credit Facilities(3)	2,300,000
Purchase of KCI equity(4)	(5,192,000)
Repayment of existing long-term debt
Senior Credit Facility(5)	(529,375)
Convertible Notes(6)	(1,000,285)
Payment of debt issuance costs, discount, estimated fees and expenses(7)	(385,000)

Net adjustment to cash	$(547,660)

(1)	Represents the aggregate principal amount of the second lien notes, excluding original issue discount.
(2)	Represents the aggregate principal amount of the notes offered hereby, excluding original issue discount.
(3)	The New Credit Facilities are expected to provide for an aggregate maximum borrowing of approximately $2,500 million equivalent including (i) first lien term loans with a six-and-a-half-year maturity in an aggregate amount of $1,630 million (the “New Dollar Term B-1 Facility”), (ii) first lien term loans with a six-and-a-half-year maturity in an aggregate amount of €250 million (the “New Euro Term B-1 Facility” and, together with the New Dollar Term B-1 Facility, the “New Term B-1 Facility”), (iii) first lien term loans with a five-year maturity in an aggregate amount of $325 million (the “New Term B-2 Facility” and, together with the New Term B-1 Facility, the “New Term Loan Facility”) and (iv) the New Revolving Credit Facility with a five-year maturity, providing for up to $200 million of revolving extensions of credit outstanding at any time (including revolving loans, swingline loans and letters of credit), excluding original issue discount.
(4)	Represents the purchase consideration to consummate the KCI merger.
(5)	Represents the repayment of KCI’s previous Senior Credit Facility at September 30, 2011.
(6)	Represents the repayment of KCI’s outstanding Convertible Notes balance at September 30, 2011. Additionally includes accrued interest, a make whole payment and settlement of the bond hedge and warrants at September 30, 2011.
(7)	Represents the payment of estimated debt issuance costs of $122 million related to the notes offered hereby, second lien notes and the New Term Loan Facility, the anticipated discount totaling $114 million related to the New Credit Facilities and the second lien notes and fees and expenses of approximately $149 million associated with the Merger.

(b)	Reflects the impact of the net tax benefit, deferred tax assets and deferred tax liabilities arising from the acquisition.

(c)	Represents the net adjustment for the fair value of the inventories, property, plant and equipment and identifiable intangible assets that are being acquired. The Merger will be accounted for as a purchase in accordance with ASC 805. We have allocated the excess of the purchase price over the net assets acquired over liabilities assumed to goodwill. The estimated fair values of the inventories, property, plant and equipment and identifiable intangible assets is based on management’s best estimate of the fair value for the preparation of the pro forma financial information and is subject to the final management analyses, with the assistance of valuation advisors, at the completion of the acquisition. The respective net adjustments have been calculated as follows:

(in thousands)	Inventories	Property, Plant and Equipment	Identifiable Intangible Assets
Fair value of acquired assets	$204,833	$477,494	$3,574,000
Elimination of pre-acquisition assets	(160,833)	(299,037)	(432,388)

Net adjustments	$44,000	$178,457	$3,141,612

(d)	Represents the net adjustment to debt issuance costs associated with the issuance of the second lien notes, the notes offered hereby, and the New Credit Facilities, calculated as follows:

(in thousands)
Estimated debt issuance costs related to the second lien notes	$39,375
Estimated debt issuance costs related to the notes offered hereby	18,625
Estimated debt issuance costs related to the New Term Loan Facility	57,572
Estimated debt issuance costs related to the New Revolving Credit Facility	6,000
Less: Historical debt issuance costs (as these are not acquired assets)	(29,769)

Net adjustment to debt issuance costs	$91,803

The debt issuance costs for the revolver will be amortized on a straight-line basis over a period of 5 years. The debt issuance costs for the New Credit Facilities, second lien notes and senior notes will be amortized using the effective interest method over their respective terms.

Under SEC rules and regulations relating to pro forma financial statements, the write off of the historical debt issuance costs is considered to be a nonrecurring charge and is excluded from the pro forma condensed combined statements of operations.

(e)	Reflects the adjustment to total estimated goodwill from the purchase price allocation of approximately $1,957 million.

(f)	Represents the net adjustment to total debt associated with the issuance of the second lien notes, the notes offered hereby, the New Credit Facilities, and the repayment of the existing debt, calculated as follows:

(in thousands)
Proceeds from the second lien notes	$1,750,000
Proceeds from notes offered hereby	750,000
Proceeds from New Credit Facilities	2,300,000
Less: OID on New Credit Facilities and the second lien notes	(114,017)
Less: Current portion of long-term debt	(23,000)
Less: Repayment of existing long-term debt	(1,096,416)

Net adjustment to total long-term debt	$3,566,567

Current portion of New Credit Facilities	23,000
Less: Current portion of long-term debt	(27,500)

Net adjustment to current portion of long-term debt	$(4,500)

(g)	Represents the net adjustment to shareholders’ equity in conjunction with the Merger and refinancing, calculated as follows:

(in thousands)
Equity contribution from the Sponsors	$1,759,000
Non-capitalizable transaction costs charged to equity(1)	(70,501)
Less: Historical shareholders’ equity	(1,784,182)

Net adjustment to shareholders’ equity	$(95,683)

(1)	Represents the estimated transaction costs incurred by Apax associated with the Merger that are charged to equity as part of an acquisition net of tax benefit estimated for such costs.

(h)	Reflects the adjustment for depreciation expense based on the estimated fair value of net property, plant and equipment and estimated remaining useful lives of the related assets.

(i)	Represents the estimated Sponsor advisory fee as further discussed in “Certain Relationships and Related Party Transactions” and the net adjustments to amortization expense related to the change in fair value or new identifiable intangible assets acquired in the Merger from those being amortized in association with KCI’s acquisition of LifeCell in 2008. The revised amortization expense was calculated using the range of estimated useful lives of 10 to 20 years. The amounts allocated to the identifiable intangible assets and the estimated useful lives are based on preliminary fair value estimates under the guidance of ASC 805. The preliminary purchase price allocation was made only for the purpose of presenting unaudited pro forma condensed combined financial information. The calculation of the net adjustment to amortization expense is as follows:

(in thousands)	Year ended December 31, 2010	Nine months ended September 30, 2010	Nine months ended September 30, 2011	Twelve months ended September 30, 2011
Estimated Sponsor advisory fee	$6,000	$4,500	$4,500	$6,000
Elimination of pre-acquisition amortization expense classified as Selling, General and Administrative Expenses	(15,158)	(11,202)	(13,321)	(17,277)

Net adjustments to Selling, General and Administrative Expenses	$(9,158)	$(6,702)	$(8,821)	$(11,277)

Amortization expense for identifiable intangible assets	$98,233	$73,675	$73,675	$98,233
Elimination of pre-acquisition amortization expense included in Acquired Intangible Asset Amortization	(37,426)	(28,570)	(26,567)	(35,423)

Net adjustments to Acquired Intangible Asset Amortization	$60,807	$45,105	$47,108	$62,810

(j)	Represents the reduction of interest income based on the historical cash balance as of January 1, 2010.

(k)	Reflects cash interest expense, discount amortization and debt issuance cost amortization associated with the following debt transactions:

(in thousands)	Year ended December 31, 2010	Nine months ended September 30, 2010	Nine months ended September 30, 2011	Twelve months ended September 30, 2011
Pro forma interest expense related to the New Credit Facilities of $2,300 million (including borrowings on the revolver as applicable) and the second lien notes of $1,750 million and the notes offered hereby of $750 million (a 1/8% increase or decrease in our assumed interest rate would result in a corresponding change in our annual interest expense by $6.0 million)	$470,703	$353,082	$352,660	$470,281
Net cost associated with interest rate swap arrangements included in historical interest expense	9,634	7,695	2,530	4,469
Interest expense related to long-term debt repaid from proceeds from the Merger	(87,053)	(67,360)	(55,311)	(75,004)

Net adjustments	$393,284	$293,417	$299,879	$399,746

NONRECURRING CHARGES

The pro forma condensed combined statements of operations for the nine months ended September 30, 2011 and 2010, the twelve months ended September 30, 2011 and for the year ended December 31, 2010, do not reflect the impacts of the increased valuation of inventory on cost of sales or the write-off of previously-existing debt issuance costs on interest expense. Under SEC rules and regulations relating to pro forma financial statements, these amounts are considered to be nonrecurring charges and are excluded from the pro forma statements of operations. However, KCI’s future statements of operations will be impacted by these pro forma adjustments.